Exhibit 5.1

Our ref: CHX/787490-000019/42155452v2

Roadzen Inc.

Kingston Chambers

P.O. Box 173

Road Town, Tortola

British Virgin Islands

31 December 2025

Dear Sirs

Roadzen Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed offering and sale of:

(a)	an aggregate of up to 19,157,081 ordinary shares with a par value of US$0.0001 each in the Company (the “Warrant Shares”) issuable upon the exercise of warrants which consists of (i) up to 9,152,087 Warrant Shares issuable from the exercise of 9,152,087 warrants (the “Private Warrants”) held by Vahanna LLC (“Vahanna”) and certain transferees; and (ii) up to 10,004,994 Warrant Shares issuable from the exercise of 10,004,994 public warrants issued under the warrant agreement dated 21 November 2021 (the “Public Warrant Agreement”) (collectively with the Private Warrants, the “Warrants”) of the Company; and

(b)	the resale, by certain Selling Securityholders (as defined in the Registration Statement) of up to (i) an aggregate of up to 9,152,087 Private Warrants issued to Vahanna in connection with the Company’s initial public offering in 2021, including 5,992,497 Private Warrants transferred to certain of the Selling Securityholders by Vahanna pursuant to a pro rata distribution on 10 October 2025, and (ii) an aggregate of 9,152,087 Ordinary Shares issuable from the exercise of the Private Warrants (the “Resale Shares” and together with the Warrant Shares, the “Ordinary Shares”)), including 5,992,497 Resale Shares issuable from the exercise of the Private Warrants transferred to certain of the selling securityholders by Vahanna pursuant to a pro rata distribution by Vahanna on 10 October 2025 as detailed below:

(i)	an aggregate of 1,069,124 Resale Shares underlying options issued to holders pursuant to the following:

(A)	a nonqualified stock option agreement for Diane B. Glossman dated 15 September 2025 (the “Glossman Agreement”) pursuant to which the Company granted Diane Glossman an option to purchase up to 190,915 ordinary shares in the Company (the “Glossman Option”);

(B)	a nonqualified stock option agreement for Saurav Adhikari dated 15 September 2025 (the “Adhikari Agreement”) pursuant to which the Company granted Saurav Adhikari an option to purchase up to 152,732 ordinary shares in the Company (the “Adhikari Option”);

(C)	a nonqualified stock option agreement for Steven Carlson dated 15 September 2025 (the “Carlson Agreement”) pursuant to which the Company granted Steven Carlson an option to purchase up to 267,281 ordinary shares in the Company (the “Carlson Option”);

(D)	a nonqualified stock option agreement for Supurna VedBrat dated 15 September 2025 (the “VedBrat Agreement”) pursuant to which the Company granted Supurna VedBrat an option to purchase up to 152,732 ordinary shares in the Company (the “VedBrat Option”);

(E)	a nonqualified stock option agreement for Zoe Ashcroft dated 15 September 2025 (the “Ashcroft Agreement”) pursuant to which the Company granted Zoe Ashcroft an option to purchase up to 152,732 ordinary shares in the Company (the “Ashcroft Option”); and

(F)	a nonqualified stock option agreement for Ajay Shah dated 15 September 2025 (the “Shah Agreement”) pursuant to which the Company granted Ajay Shah an option to purchase up to 152,732 ordinary shares in the Company (the “Shah Option” and together with the Glossman Option, the Adhikari Option, the Carlson Option, the VedBrat Option and the Ashcroft Option, the “Options” and each an “Option”));

(ii)	75,000 Resale Shares issued or to be issued to Hudson Global Ventures, LLC. (“Hudson”) pursuant to a consulting agreement dated November 13, 2025 (the “Hudson Agreement”);

(iii)	4,750 Resale Shares issued or to be issued to Sawyer-Dickinson Capital Advisors, Inc. (“Sawyer-Dickinson”) pursuant to a consulting agreement dated April 15, 2024 (the “Sawyer-Dickinson Agreement”); and

(iv)	an aggregate of 9,152,087 Resale Shares issuable from the exercise of the Private Warrants issued pursuant to the private placement warrant purchase agreement dated 22 November 2021 (the “Private Placement Warrant Agreement”), including 5,992,497 Resale Shares issuable from the exercise of the Private Warrants transferred to certain of the selling securityholders from Vahanna pursuant to a pro rata distribution by Vahanna on October 10, 2025.

We have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-3 dated 31 December 2025, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (the “Registration Statement”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 31 December 2025, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

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1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 19 November 2025 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 31 December 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors passed on 3 November 2021, 25 November 2021, 4 February 2025, 15 October 2025 and 31 December 2025 and the written resolutions of the members of the committee dated 22 November 2021 and the minutes of the meetings of the board of directors of the Company held on 10 February 2023, 20 March 2024 and 26 June 2025 (together, the “Resolutions”).

1.5	A Certificate of Incumbency dated 31 December 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 30 December 2025 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”), a copy of which is appended to this opinion at Appendix A.

1.8	The Glossman Agreement.

1.9	The Adhikari Agreement.

1.10	The Carlson Agreement.

1.11	The VedBrat Agreement.

1.12	The Ashcroft Agreement.

1.13	The Hudson Agreement.

1.14	The Sawyer-Dickinson Agreement.

1.15	The Public Warrant Agreement.

1.16	The Private Placement Warrant Agreement.

The documents listed in paragraphs 1.8 to 1.16 inclusive above shall be referred to collectively herein as the “Documents”.

The documents listed in paragraphs 1.8 to 1.12 inclusive above shall be referred to collectively herein as the “Option Documents”.

The documents listed in paragraphs 1.15 to 1.16 inclusive above shall be referred to collectively herein as the “Warrant Documents”.

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2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (including, without limitation, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (including, without limitation, the laws of the British Virgin Islands).

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Memorandum and Articles remain in full force and effect and are unamended and that there are a sufficient number of authorised shares to allow for the issuance of the Ordinary Shares.

2.7	The Resolutions were each signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests, and have not been amended, varied or revoked in any respect.

2.8	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.10	The Ordinary Shares issued pursuant to the Documents have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

2.11	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

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(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.12	The issue of the Ordinary Shares to the Selling Securityholders by the Company as contemplated by the Documents, as applicable, was authorised and such Ordinary Shares were legally issued, fully paid and non-assessable (as a matter of all relevant laws, other than the laws of the British Virgin Islands) and all conditions to the issuance of the Ordinary Shares pursuant to the Documents were satisfied.

2.13	At the time of the exercise of each Option in accordance with the terms and provisions of the applicable Option Agreement (each such exercise, an “Option Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Option Exercise;

(b)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Option Exercise in accordance with the applicable Option Agreement, the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Ordinary Share issued upon Option Exercise will not be less than the par value of such share; and

(e)	the terms and provisions of the applicable Option Agreement relating to the Option Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.14	At the time of the exercise of each of the Warrants in accordance with the terms and provisions of the applicable Warrant Document (each such exercise, a “Warrant Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Warrant Exercise in accordance with the applicable Warrant Document, the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Ordinary Share issued upon Warrant Exercise will not be less than the par value of such share; and

(e)	the terms and provisions of the applicable Warrant Document relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.15	Prior to the re-sale of any such Ordinary Shares by the Selling Securityholders as contemplated by the Registration Statement, the Option Exercise and / or the Warrant Exercise shall have occurred with regard to any Ordinary Shares to be issued upon exercise of the Option Agreements and / or the Warrant Documents (as applicable).

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2.16	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	With respect to the Ordinary Shares to be offered and issued by the Company upon exercise of the Warrants as contemplated by the Documents and the Registration Statement when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares have been recorded in the Company’s register of members; and (c) the subscription price of such Ordinary Shares have been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorised, validly issued, fully-paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.2	The Ordinary Shares held by the Selling Securityholders to be resold as contemplated by the Registration Statement have been duly authorised for issue, and when issued and paid for in the manner described in the Documents and in accordance with the Resolutions, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	We have not reviewed the Documents save as expressly referred to in paragraphs 3.1 and 3.2 of this opinion and our opinions are qualified accordingly.

4.2	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraphs 3.1 and 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

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4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.6	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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Appendix

Director’s Certificate

To:	Maples and Calder
5th Floor, Ritter House PO Box 173 Road Town Tortola British Virgin Islands

Date: 31 December 2025

Dear Sirs

Roadzen, Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 20 September 2023 remain in full force and effect and are unamended.

2	The director resolutions dated 3 November 2021, 25 November 2021, 4 February 2025, 15 October 2025 and 31 December 2025 and the written resolutions of the committee of the board of directors dated 22 November 2021 (together with the Minutes, the “Written Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Written Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The minutes of the meeting of the board of directors held on 10 February 2023, 20 March 2024 and 26 June 2025 at which the Transaction Document was approved (the “Minutes” and together with the Written Resolutions, the “Resolutions”)) are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed their interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect

4	Immediately prior to the issue of the Ordinary Shares, the Company had or will have sufficient authorised but unissued shares in order for the Ordinary Shares to be issued as contemplated by the Documents.

5	The issue of the Ordinary Shares by the Company as contemplated by the Documents was authorised and such Ordinary Shares were or will be legally issued, fully paid and non-assessable and that the consideration in respect of the Ordinary Shares was or will be received by the Company and none of the Ordinary Shares were or will be issued for less than par value.

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6	That, in respect of any Ordinary Shares issued for non-cash consideration, at the time of the issuance of such Ordinary Shares, the cash value of any non-cash consideration was not less than the amount to be credited for the issuance of such Ordinary Shares.

7	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

8	The directors of the Company at the date of the Written Resolutions passed on 3 November 2021 were: Saurav Adhikari, Abha Kumar and Raghu Sundaram.

9	The directors of the Company at the date of the Written Resolutions passed on 25 November 2021 and on the date of the board meeting at which the Minutes were recorded on 10 February 2023 were: Saurav Adhikari, Abha Kumar, Raghu Sundaram, Ajay Bhupendra Shah and Diane B. Glossman.

10	The directors of the Company at the date of the Written Resolutions passed on 4 February 2025, 15 October 2025 and 31 December 2025 and on the date of the board meetings at which the Minutes were recorded on 20 March 2024 and 26 June 2025, and at the date of this certificate were and are: Steven Jack Carlson, Saurav Adhikari, Diane B. Glossman, Ajay Bhupendra Shah, Zoe Jane Ashcroft, Rohan Malhotra and Supurna VedBrat.

11	The sole member of the committee of the board of directors of the Company at the date of the Written Resolutions passed on 22 November 2021 was: Saurav Adhikari.

12	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

13	Prior to, at the time of, and immediately following execution of the Documents and effectiveness of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

14	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

15	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

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16	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

17	The Company has at no time had employees operating within the British Virgin Islands.

18	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

19	The Ordinary Shares issued, or to be issued, pursuant to Documents and re-sold by the Selling Securityholders pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

20	The 5,992,497 Ordinary Shares referred to in the Registration Statement as being issuable from the exercise of the Private Warrants transferred to certain of the Selling Securityholders from Vahanna pursuant to a pro rata distribution by Vahanna on 10 October 2025 were Private Warrants originally issued to Vahanna under the Private Placement Warrant Agreement and subsequently transferred from Vahanna to the relevant Selling Securityholders in accordance with the laws, rules, procedures and other requirements applicable to warrants registered on the NASDAQ Capital Market and recorded on the Company’s books.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

[Signature page follows]

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Signature:	/s/ Rohan Malhotra
Name:	Rohan Malhotra
Title:	Director

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